EXHIBIT 99.1

Deep Down Reports First Quarter 2020 Results

Houston, TX – May 11, 2020 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its first quarter ended March 31, 2020 (“Q1 2020”). Deep Down will hold a conference call tomorrow, Tuesday, May 12, 2020 at 10:00 am ET to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.44	Cash*:	$3.0M
52-Week Range:	$0.35 - $0.95	Book Value*:	$13.3M
Shares Out.†:	12.4M	Price / Book Value:	0.4x
Market Cap†:	$5.5M	TTM Revenue:	$16.2M
*As of 3/31/20; †As of 5/8/20

Charles Njuguna, Deep Down Inc.’s CEO, commented, “While our first quarter results were a departure from what we originally expected at the beginning of the year, they reflect the nature of the environment in which we currently operate. As such, we remain cautious but focused on continuing to execute our backlog to meet the needs of our customers. While we cannot yet predict with certainty how the abrupt decline in oil prices and the slowdown in global economic activity caused by COVID-19 will fully impact our business, we have adjusted our operations to manage the business in the event of a sustained lower oil price environment. These adjustments include accelerating our cost containment efforts in the second quarter of 2020 to position the Company to deliver improved bottom-line results and enhance our cash flows and financial position.

“Our business was particularly affected during the first quarter by the domestic and international travel restrictions, which prevented the deployment of our service teams to scheduled customer projects. As these restrictions are scaled back, we expect the service side of our business to be a principle driver of revenue for the balance of 2020 as customers focus on the maintenance of existing assets, rather than sanction new projects. We are confident Deep Down is well-positioned to capture such opportunities and more given our reputation and extensive track record for providing innovative and cost-effective solutions, particularly in an environment where larger service providers are substantially shrinking their staffing and capabilities.”

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Operating Results

Q1 2020 revenues increased 22% to $3.6 million compared to the three months ended December 31, 2019 (“Q4 2019”) but declined compared to the three months ended March 31, 2019 (“Q1 2019”) revenue of $6.3 million. The year-over-year decrease reflected fewer projects in process during Q1 2020 as well as the delay of approximately $2.0 million in projects from FY 2018 into Q1 2019. Gross profit for Q1 2020 was $1.1 million, or 31 percent of revenue, compared to Q1 2019 gross profit of $2.3 million, or 36 percent of revenue. The decrease in gross profit on a year-over-year basis reflected a larger mix of higher margin services revenue in the prior year.

Q1 2020 selling, general and administrative expenses decreased 15% to $1.7 million compared to $2.0 million in Q1 2019, primarily driven by Deep Down’s ongoing efforts to reduce overhead expenses and its renewed focus on its core business.

Deep Down’s modified EBITDA declined to negative $279 thousand in Q1 2020 compared to a modified EBITDA of $644 thousand in Q1 2019, primarily due to lower revenue and gross profit.

Due to the factors discussed above, Deep Down reported a Q1 2020 net loss of $637 thousand, or $0.05 loss per basic share, compared with Q1 2019 net income of $212 thousand, or $0.02 per diluted share. Per share results are based on 12.7 million and 13.5 million weighted average shares outstanding in Q1 2020 and Q1 2019, respectively. The decrease in shares outstanding principally reflects the repurchase of approximately 750 thousand shares of common stock in December 2019 and January 2020.

Financial Strength

At March 31, 2020, Deep Down had working capital of $4.0 million, which includes cash of $3.0 million and receivables of $4.6 million. Total shareholders’ equity was $13.3 million, or approximately $1.04 per common share. Given the Company’s disciplined capital structure, Deep Down remains well-positioned to navigate through this challenging business environment.

Conference Call Details:

Call ID:	4194047

Call Dial-in:	(877) 303-6187 for domestic callers
(678) 894-3073 for international callers

Webcast/Replay URL:	https://edge.media-server.com/mmc/p/yef8qr5b

Call Replay:	(855) 859-2056, Available through 5/19/20

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About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:          Twitter:          @DeepDownIR

Investor Relations:

Catalyst IR

Chris Eddy or David Collins

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
	2020	2019
	(In thousands, except share data)
Revenues	$3,605	$6,300
Cost of sales	2,482	4,042
Gross profit	1,123	2,258
Total operating expenses	1,754	2,063
Operating income (loss)	(631)	195
Total other income (expense)	(1)	22
Income (loss) before income taxes	(632)	217
Income tax expense	5	5
Net income (loss)	$(637)	$212
Net income (loss) per share, basic and diluted	$(0.05)	$0.02
Weighted-average shares outstanding, basic and diluted	12,710	13,511

Comparative Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019
	(In thousands)
Assets:
Cash and cash equivalents	$3,033	$3,523
Other current assets	5,299	5,424
PP&E, net	7,734	7,964
Other non-current assets	4,428	4,640
Total assets	$20,494	$21,551

Liabilities:
Current liabilities	4,367	4,008
Other long-term liabilities	2,875	3,180
Total liabilities	7,242	7,188
Stockholders' equity	13,252	14,363
Total liabilities and stockholders' equity	$20,494	$21,551

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Net income (loss)	$(637)	$212
Add: Interest expense (income), net	1	(7)
Add: Income tax expense	5	5
Add: Depreciation and amortization	302	345
Add: Share-based compensation	50	104
Deduct: Gain on sale of asset	–	(15)

Modified EBITDA (loss)	$(279)	$644

Free Cash Flow:

	Three Months Ended March 31,
	2020	2019
(In thousands)	(In thousands)
Cash provided by (used in) operating activities:	$91	$(583)
Less: Purchase of property, plant and equipment	(61)	–
Free cash flow	$30	$(583)

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